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                                                                  EXHIBIT 4.4(B)


                                    AMENDMENT


                                     TO THE


                         WALLACE COMPUTER SERVICES, INC.


                            1997 STOCK INCENTIVE PLAN


         WHEREAS, Wallace Computer Services, Inc. (the "Corporation") heretofore has adopted and maintains a stock incentive plan for the benefit of certain of its officers, other key employees and directors designated the "Wallace Computer Services, Inc. 1997 Stock Incentive Plan" (the "Plan");

         WHEREAS, the Board of Directors of the Corporation (the "Board") may amend the Plan at any time, subject to any stockholder approval required by applicable law;

         WHEREAS, the Compensation Committee (the "Committee") of the Board has recommended that the Board amend the Plan in certain respects;

         WHEREAS, the Board has determined that it is in the best interests of the Corporation to amend the Plan in such respects and that stockholder approval is not required with respect to such amendment.

         NOW, THEREFORE, the Board hereby amends the Plan, effective as of September 12, 2001, as follows:

         RESOLVED, that Section 3.1 of the Plan hereby is amended to add the following sentence at the end thereof:

          Notwithstanding any other provision of this Article III, if the Wallace Computer Services, Inc. 2001 Stock Incentive Plan is approved by the stockholders of the Corporation at the 2001 Annual Meeting of Stockholders of the Corporation, no Non-Employee Director shall be granted, on or after the date of such approval, options under this Plan to purchase shares of Common Stock pursuant to Section 3.2 of this Article III.


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         IN WITNESS WHEREOF, this Amendment has been adopted by resolution of the Board at its meeting on September 12, 2001.



                                  By: /s/ Robert J. Kelderhouse
                                      ------------------------------------------
                                      Robert J. Kelderhouse, Assistant Secretary